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                      June 5, 2024

       Robert Hoglund
       Chief Financial Officer
       Consolidated Edison, Inc.
       4 Irving Place
       New York, New York, 10003

                                                        Re: Consolidated
Edison, Inc.
                                                            Form 10-K for the
Fiscal Year ended December 31, 2023
                                                            Filed February 15,
2024
                                                            File No. 001-14514

       Dear Robert Hoglund:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Energy & Transportation